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                                                                EXHIBIT 11.1

              COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE

                                                     YEAR ENDED         THREE MONTHS ENDED
                                                DECEMBER 31, 1995(1)      MARCH 31, 1996
                                                --------------------    ------------------
Weighted average number of
  common stock outstanding ...................        5,861,003             5,869,250

Common stock and common stock equivalents
  issued during the twelve month period
  prior to the filing of the Company's
  initial public offering, using the
  treasury stock method and an assumed
  initial public offering price of $15.00.....          277,257               271,825
                                                      ---------             ---------
                                                      6,138,260             6,141,075
                                                      =========             =========

- ------------------
(1) Number of shares apply to all periods prior to 1996.

                                                       Pro Forma          Pro Forma
                                                      Net Income          Net Income
                                                        (Loss)         (Loss) Per Share
                                                      -----------      ----------------
Year Ended November 30, 1993 .................        $   415,318           $ 0.07
Year Ended November 30, 1994 .................            178,562             0.03
One Month Ended December 31, 1994 ............           (117,181)           (0.02)
Year Ended December 31, 1995 .................         (2,342,515)           (0.38)
Three Months Ended March 31, 1995 ............           (491,241)           (0.08)
Three Months Ended March 31, 1996 ............            (15,924)           (0.00)